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                                                                   EXHIBIT 10.22

REAL ESTATE CONTRACT

     This Agreement ("Agreement") is entered into by and between Capitol Development of Arkansas, Inc. (hereinafter referred to as "Seller") and Steve Hockersmith, the agent for an unidentified Purchaser (hereinafter referred to as "Purchase") pursuant to the following terms and conditions:

1. SALE AND PURCHASE Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, for the consideration and subject to the terms, conditions, and provisions hereinafter stated, that certain real property (the "Property") described as:

     lands Lying in west half of Section 32, Township 3 north, range 13 west Maumelle, Pulaski County, Arkansas, containing approximately 67.51 acres more or less. (less attached legal Exhibit A.)

2. PURCHASE PRICE. The purchase price for the Property shall be approximately one million five hundred fifty-two thousand seven hundred thirty dollars and no/100 ($1,552,730.00). The exact purchase price shall be determined from the new survey referred to in paragraphs 1 and 5 hereof, by multiplying the exact acreage of the subject Property by twenty-three thousand dollars and no/100 ($23,000.00) per acre.

3. PAYMENT OF PURCHASE PRICE. The purchase price shall be payable as follows:
Cash at Closing.

4. TITLE INSURANCE. Within twenty (20) business days of acceptance, Seller shall furnish to Purchaser, at Seller's cost, a commitment for an American Land Title Association (ALTA) owner's title insurance policy on the Property in the amount of the purchase price issued by a company authorized to insure title to real Property in the state of Arkansas and which company is reasonably acceptable to Purchaser along with legible copies of any special exceptions referred to in the title commitment.

     Where the title commitment shows special exceptions to title other than those standard exceptions contained in the ALTA commitment form, and where such special exceptions relate to restrictions, conditions, defects or other matters which would interfere with Purchaser's use or, in Purchaser's sole discretion, adversely affect the value of the Property, then within ten (10) business days of delivery of the title commitment, legible copies of any exceptions, and the survey described in paragraph 5, Purchaser shall deliver written notice thereof to Seller. Such notice shall state specifically those exceptions to which Purchaser objects. All objections not specifically enumerated within such a timely delivered notice shall be deemed to be waived by Purchaser.

     Within twenty (20) business days of Purchaser to Seller, Seller may cure such objections or have the exceptions waived or removed by the title company issuing the commitment. If, within such twenty (20) business day period, Seller fails to cure and/or have waived such objection and exceptions, or within that period, Seller delivers written notice to Purchaser that it
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will not so cure (whichever is applicable), Purchaser shall have the option to:

a. Terminate this Agreement by delivering written notice thereof to Seller, in which event all sums paid or deposited by Purchaser shall be resumed to Purchaser; or

b. Purchase the Property subject to such objections and exceptions with no reduction in the purchase price; or

c. Agree to extend the Closing Date for thirty (30) days to give Seller additional time to cure such objections.

     If Purchaser fails to deliver notice of termination or grant an extension of the Closing Date within that period, the objections shall be deemed to be waived and the transaction shall close as scheduled.

     Seller shall furnish the committed final owner's title policy as soon as practicable after Closing, and shalt pay all expenses related to this title insurance policy for a standard 3.0 policy. Said final owner's policy shall be delivered with all general or so called standard exceptions deleted.

5. SURVEY. Within twenty (20) business days from Seller's acceptance of this Agreement, Seller shall obtain at Seller's expense a current survey of the Property, prepared by an Arkansas registered land surveyor, acceptable to Purchaser, showing boundaries, dimensions, improvements, location of all utilities, encroachments, legal description, and the surveyor's certification, indicating that the survey has been prepared for the benefit of both Seller and Purchaser, Purchaser's lender and the title company. The current survey shall be prepared and certified in accordance with the ALTA standards so that the title insurance issuer can remove the survey exception from the standard exceptions in the title policactory to Purchaser. The survey shall indicate that all land subject to this Agreement is located outside the "one hundred year flood plain" as determined by the U.S. Army Corps of Engineers. If any of the Property is shown to be in the "one hundred year flood plain", Purchaser can declare this Agreement null and void and Purchaser's earnest money shall be promptly returned to Purchaser. If within three (3) business days Purchaser has not objected to the survey or any lands within the one hundred year flood plain then this condition to Closing is waived by Purchaser.

6. WARRANTY DEED AND POSSESSION. At the time of the Closing, Seller shall deliver to Purchaser a general warranty deed conveying the Property to Purchaser, free of any liens, encumbrances and mortgages of any kind whatsoever.

7. TAXES. Seller warrants that all taxes, charges and other assessments on the Property are paid (or will be paid at the "Closing") including the immediate past real estate tax year for his or her respective tracts. Taxes for the current real estate tax year shall be prorated between Seller and Purchaser as of the Closing Date, based on most current statements.

  8. CLOSING. Closing (hereinafter referred to as the "Closing") shall take place at Beach
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Abstract & Guaranty company in Little Rock, Arkansas on or before ten (10) days after removal of said conditions, or at such other place, time and date as Seller and Purchaser may agree upon (said date is herein referred to as the "Closing Date"). Closing date shall be no later than April 15, 1997 (see paragraph 13).

9. COMMISSIONS. In the event this transaction closes, and only in that event, Seller agrees to pay a five percent (5%) fee for professional services rendered in connection with this contract at Closing to Vogel-Jones Realty Company (Broker) of Little Rock, Arkansas. Vogel-Jones Realty Company (Broker) shall receive 4.25% and John W. DeHaven, (co-broker), shall receive .75%. Each of the parties hereto agrees to indemnify, protect, defend and hold harmless the other estate commissions arising from this transaction and the conduct of the indemnifying party, except the above stated fees due by Seller and Broker.

10. EARNEST MONEY. Upon acceptance of this Contract, Purchaser agrees to deposit a check for twenty thousand dollars and no/100 ($20,000.00) as earnest money which shall apply to the purchase price. Earnest money shall be held in escrow by Beach Abstract & Guaranty Company in an interest bearing account. If title requirements are not fulfilled, or if the contingencies described in paragraphs 4, 5 and 13 are not removed, then the earnest money deposit together with the interest earned thereon shall be refunded to Purchaser. If Seller has complied with all of its obligations herein contained, and all of the conditions herein have been met to Purchaser's satisfaction or waived in writing by Purchaser, but Purchaser fails to proceed with the purchase of said Property, then Seller shall have as its sole and exclusive remedy the right to declare the earnest money forfeited to Seller as liquidated damages.

11. CLOSING COSTS. Seller shall pay for the cost of title insurance, all tax certificates, real estate transfer taxes attributable to Seller, and its share of prorated real estate taxes and special assessments. Purchaser shall pay for its prorated real estate taxes, special assessments and the recording fee for the deed and mortgage and real estate transfer taxes attributable to Purchaser. Should there be any title curative instruments, same shall be prepared and recorded at Seller's expense. Seller and Purchaser agree to pay their own respective attorney's fees. Additionally, any expenses, charges and fees of the Closing, not specifically allocated herein, shall be born by the parties according to n Little Rock, Arkansas.

12. CONDEMNATION. In the event that during the period of time after the date of this Agreement and prior to the Closing Date, any portions of the Property taken in condemnation or under right of eminent domain (or conveyed in lieu thereof), Seller shall notify Purchaser in writing of such condemnation or conveyance in lieu thereof, and Purchaser may, at its option, either:

a. terminate this Agreement in which case neither party shall have any further liability under this Agreement; or

b. receive a pro-rata reduction in such purchase price, based on a revised survey, and proceed to consummate this Agreement as to the remaining portion of the Property in accordance with the terms and provisions of this Agreement.
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13. ENGINEERING AND FEASIBILITY STUDY. Purchaser, at its expense, may conduct such soil, engineering, environmental and feasibility tests and permit request submissions as Purchaser may deem appropriate to determine whether or not the Property is suitable for Purchaser's intended use at costs which Purchaser deems acceptable in its sole judgment. If such tests or studies, etc. indicate, in Purchaser's sole judgment, that the Property is not suitable for Purchaser's intended use, Purchaser shall have the right to terminate this Agreement by sending written notice to Seller within forty-five (45) days from the date the conditions in paragraph 4 and 5 hereof have been removed by Seller. In the event this Agreement is terminated pursuant to this paragraph, the earnest money deposit together with interest earned therein shall be refunded to Purchaser, except actual costs incurred by Seller for the preliminary title commitment and survey which shall be paid to Seller out of such earnest money deposit. Seller hereby indemnifies Purchaser and holds Purchaser harmless from and against any and all claims and liabilities arising in any manner whatsoever out of any hazardous waste on, about, incident upon or in the location affecting the Property. This indemnity shall survind delivery of the warranty deed herein required. Closing date shall be no later than April 15, 1997. In the event closing does not occur by April 15, 1997, the purchase price shall increase to $1,600,000.00 and all other terms and conditions shall remain in effect until May 15, 1997. If transaction is not closed by May 15, 1997, this contract shall become null and void.

14. PURCHASER'S RIGHT TO ENTER PROPERTY. Purchaser and its employees and agents shall have the right and permission from the date hereof while this Agreement is in effect to enter upon the Property or any part thereof at all reasonable times and from time to time for the purpose, at Purchaser's cost and expense, of making all engineering and other tests or studies both surface and subsurface required for the completion of the engineering and feasibility work specified in paragraph 13; however, Purchaser shall indemnify and hold harmless Seller from and against any mechanics or any other liens or claims of any nature that may be filed or asserted against the Property or Seller by anyone performing such work for Purchaser.

15. UTILITIES SUFFICIENT. Seller warrants and represents that there are water, sewer, gas and electricity lines to the Property which are available for connection by Purchaser at standard rates. This warranty shall be deemed made by Seller and confirmed as of the Closing Date and shall be deemed to survive the Closing Date.

16. REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to Purchaser, which representations and shall be deemed made by Seller to Purchaser as of the Closing Date, that:

a. Restrictions. There are no recorded or unrecorded deed restrictions affecting any portion of the Property.

b. Condemnation or Assessment. There is not pending or threatened condemnation or similar proceeding or assessment affecting the Property, or any part thereof, nor to the best knowledge and belief of Seller is any such proceeding or assessment contemplated by any governmental authority, other thnt districts that may affect the Property.
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c. Compliance. To the best of its knowledge, Seller has complied with applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Property and every part thereof.

d. Litigation. There is no litigation or actual knowledge of threatened litigation affecting Seller or the Property which would in any way constitute a lien, claim, or obligation of any kind against the Property.

e. Contamination. To the best of its knowledge, Seller believes that subject Property is free from any and all environmental hazards, toxic substances and hazardous wastes.

17. COVENANTS. Seller covenants and agrees as follows

a. From the date hereof to the date of Closing, Seller will perform all of its monetary and non-monetary obligations under any prior lien indebtedness(es) and the liens securing same, if any.

b. From the date hereof to the date of Closing, Seller will not allow any lien to be attached to the Property or any part thereof except the lien for ad valorem taxes and special assessments which are not due and payable, nor will Seller grant, create, or voluntarily allow the creation of, or amend, modify or change, any easement, right-of-way, encumbrances, restriction, covenant, lease or other right affecting the Property or any part thereof.

c. From the date hereof to the date of Closing, Seller will maintain the Property in good order and condition and in substantially the condition that exists on the date hereof.

d. From the date hereof to the date of Closing Seller will notify Purchaser of any event affecting the Property or any part thereof promptly upon learning of the occurrence of such event.

     In the event of default by Seller in the performance of its obligations under this paragraph 18. Purchaser (without any obligations to do so) may cure such default and may offset the cost doing so against the purchase price.

18. CONTINGENCIES. The Closing of this Contact is subject to and expressly contingent upon:

a. The agreement of both parties as to the exact location and dimensions of the Property, as outlined in paragraph 1 and 5 hereof within twenty (20) days from the acceptance of this Agreement.

b. Purchaser shall have obtained suitable, in Purchaser's sole opinion, financing to purchase the Property and develop the improvements thereon prior to Closing.

c. Purchaser shall have obtained suitable, in Purchaser and lender's sole opinion, an appraisal report for the 67.51 acres in an amount to be no less than one million, five hundred fifty-two thousand, seven hundred thirty dollars and no/100 ($1,552,730.00) prior to Closing.
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d. Verification from the City of Maumelle allowing R-1 residential use.

19. TIME OF THE ESSENCE. Time is of the essence of this Agreement.

20. ASSIGNMENT Agreement may be assigned by Purchaser and all powers, rights and privileges herein reserved and given to Purchaser or the Seller shall inure to the benefit of and be held by the respective successors and assigns of the parties, and all liabilities or obligations imposed on each shall be binding upon the respective successors and assigns of the parties.

21. NOTICE. Any notice, demand or request which may be permitted, required or desired to be given in connection herewith shall be in writing and deemed given when directed to the Seller and Purchaser by certified mail, return receipt requested, postage prepaid, at the respective addresses stated on the signature line of this Agreement. In the event such notice or other communication is effective by personal delivery, the date and hour of actual delivery shall fix the time of notice.

22. ENTIRE AGREEMENT. This Agreement shall represent the entire agreement by and between the parties hereto, except as otherwise provided for herein and it may not be changed except by written agreement duly executed by the parties hereto.

23. CAPTIONS. The headings in this Agreement have been used for administrative convenience only, and shall not be used in interpreting or construing the meaning of any provision of this Agreement.

24. FURTHER. In the event any supplemental agreement or writing contemplated hereunder is not executed at or prior to the Closing through oversight or otherwise, the terms and provisions of this Agreement shall nevertheless survive the Closing of the sale and purchase and shall continue in full force and effect until all such obligations are fully performed and satisfied.

25. SURVIVAL OF COVENANTS. The respective obligations and covenants herein contained are of a continuing nature and shall survive the Closing Date.

26. AUTHORITY. All parties to this Agreement warrant and represent that they have the power and authority to enter into this Agreement in the names, titles and capacities herein stated and on behalf of any entities, persons represented by such person, and that all formal requirements necessary or required by any state or federal law in order for Seller to enter into this Agreement have been complied with fully. Seller hereby further represents, warrants and covenants to and for the benefit of Purchaser, its successors and assigns that Seller's entering into, execution and performance of this Contract has been duty authorized by its Board of Directors, and will not violate or contravene any statute, regulations, agreement, contract, indenture or similar instrument, written or oral, to which Seller or any subsidiary company or agent of Seller or the Property is bound or by which they (it) may be affected.

27. SEVERABILITY. If any provisions of this Agreement shall, for any reason, be held violative of any applicable law, and so much of said Agreement is held to be unenforceable, then the
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invalidity of such specific provisions herein shalt not be held to invalidate any other provisions herein which shall remain in full force and effect.

28. AGENCY. Purchaser and Seller acknowledge Vogel-Jones Realty Company is representing the Purchaser in this transaction. All licensed personnel associated with Vogel-Jones Realty Company represent and are responsible to the Purchaser.

Steve Hockersmith, as agent for an unidentified Purchaser, is a licensed real estate salesman in Little Rock, Arkansas.

Executed by Purchaser in multiple original copies effective the 28th day of February, 1997.

This Agreement is binding if executed by Seller by 5:00 p.m. Wednesday, February 28th, 1997.

     This Agreement is accepted by Seller at 3:30 p.m., Feb. 28, 1997.

     SELLER:                                   PURCHASER:

CAPITOL DEVELOPMENT OF
ARKANSAS INC.

By: /s/ David Paes                          By: /s/ Steve Hockersmith
        David Paes                                  Steve Hockersmith
        Vice President                              Agent for unidentified Buyer

Agents: Vogel-Jones Realty Company
        By Steve Hockersmith
        11219 Financial Centre Parkway,
        Suite 300
        Little Rock, Arkansas 72211
        Phone: (501)225-6018
        Fax:   (501)225-6308

Principal Broker:

/s/ Robert A. Vogel          2-28-97
    Robert A. Vogel           Date
    Vogel-Jones Realty

     LANDS LYING IN THE WEST HALF OF SECTION 32. TOWNSHIP 3 NORTH, RANGE 13 WEST. Maumelle LE. PULASKI COUNTY, ARKANSAS BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

Commencing at the Southeast Corner of said Section 32; thence along the South line of said West half of Section 32 South 88 31' 15' East, 716.72 feet, thence leaving said South line North 01, 28' 45 29.64 feet to the point of beginning thence North 39 05' 24" West. 351 16 feet: thence North 47 13 58- West, 671 55 feet; thence North 08 15'04" East 334.46 feet; thence North 56 45'32" East,
176.95 feet; thence North 08 35'01 West, 268 00 feet; thence North 39 29'12" East. 183.99 feet; thence South 82 48'03" East. 95.75 feet; thence North 08 01'21" East. 300.95 feet: thence North 0l 47'04" West. 642.31 feet; thence North 31 24' 23' East. 466.32 feet; thence South 51 20'25" East. 204.90 feet; thence South 66 34 '37" East. 163.43 feet; thence North 77 39' 39" East. 163.78 feet; thence North 49 26' 33" East. 274.32 feet to a Point on the South Right of Way line of South Odom Boulevard; thence along said South Right of Way l in along a
6.8606 degree curve to the left 560.43 feet to a point which has a chord bearing and distance of South 52 27' 51" East. 549.97 feet thence South 67 48'01" East.
105.60 feet: thence leaving said South Right of Way line South 34 10' 37" West. 207 84 feet; thence South 27 4 '21" West. 800.00 feet; thence South 64 10' 59" East. 150.09 feet; thence South 04 15' 28" West. 339.65 feet thence South 67 03' 45" West. 223.64 feet; thence South 23 56' 24" West. 710.90 feet; thence South 62 30' 03" East. 493.10 feet; thence South 49 19' 45" West. 111.30 feet thence South 70 38' 07" West. 645.93 feet to the point of beginning containing 67.51 acres, more or less.


                                 EXHIBIT "A"
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AMENDMENT TO REAL ESTATE CONTRACT

     This Amendment to Real Estate Contract (this "Amendment") is entered into by and between Capitol Development of Arkansas, Inc. (hereinafter referred to as "Seller'') and Steve Hockersmith, the agent for an unidentified purchaser (hereinafter referred to as "Purchaser"). Seller and Purchaser entered into a Real Estate Contract for the sale of approximately 67.51 acres dated effective February, 28, 1997 for the sale of a certain tract of land containing approximately 67.51 acres more or less, and described on Exhibit "A", attached hereto (the "Contract").

     Purchaser has notified Seller this date by letter from its attorney which is marked Schedule "B" and affixed hereto that Purchaser is ready, willing and able to close the purchase, but Seller requires additional time in order to obtain all necessary documents for closing the transaction.

     The last three sentences of Section 13 of the Contract provides, "Closing date shall be no later than April 15, 1997. If closing does not occur by April 15, 1997, the purchase price shall increase to $1,600,000.00, and that all other conditions shall remain in effect until April 15, 1997. If the Contract does not close by May 15, 1997, this Contract shall become null." The quoted last three sentences of said Section 13 are hereby stricken and are hereby revised to provide as follows:

"Closing date shall be no later than April 30, 1997. In the event closing does not occur by April 30, 1997, the Purchase Price shall increase to $1,600,000.00, and all other terms and conditions shall remain in effect until May 30, 1997. If the transaction is not closed by May 30, 1997, this Contract shall become null and void."

     The parties agree that all other terms and conditions, except as amended herein, are hereby confirmed and affirmed.

     IN WITNESS WHEREOF, the Purchaser and Seller have executed this Amendment effective this 14th day of April, 1997.

CAPITOL DEVELOPMENT OF ARKANSAS, INC.

BY: /s/ Michael G. Todd
        Michael FOR
UNIDENTIFIED PURCHASER

     SECOND AMENDMENT TO REAL ESTATE CONTRACT

     This Second Amendment to Real Estate Contract (this "Second Amendment") is entered into by and between Capitol Development of Arkansas, Inc (hereinafter referred to as "Seller") and Steve Hockersmith, the agent for an unidentified purchaser (hereinafter referred to as "Purchaser"). Seller and Purchaser entered into a Real Estate Contract for the sale of approximately 67.51 acres dated effective February 28, 1997 for the sale of a certain tract of land containing approximately 67.51 acres more or less, and described on Exhibit "A", attached hereto (the "Contract"), and amended same by an Amendment to Real Estate (contract dated April 14, 1997 (the "First Amendment")).

     Purchaser has notified Seller by letter from its attorney which is marked Schedule "B" and affixed hereto that Purchaser is ready, willing and able to close the purchase, but Seller requires additional time in order to obtain all necessary documents for closing the transaction.

     The last three sentences of Section 13 of the Contract, as amended by the First Amendment, provides, "Closing date shall be no later than April 30, 1997. If closing does not occur by April 30 1997, the purchase price shall increase to $1,600,000.00, and that all other conditions shall remain in effect until May 30, 1997. If the Contract does not close by May 30, 1997, this Contract shall become null." The quoted last three sentences of said Section 13 are hereby stricken and are hereby revised to provide as follows:

"Closing date shall be no later than May 15, 1997. In the event closing does not occur by May 15, 1997, the purchase Price shall increase to $1,600,000.00, and all other terms and conditions shall remain in effect until June 15, 1997. If the transaction is not closed by June 15, 1997, this Contract shall become null and void."

     The parties agree that all other terms and conditions, except as amended herein) are hereby confirmed and affirmed.

     IN WIT Amendment effective this 29th day of April, 1997.

CAPITOL DEVELOPMENT OF ARKANSAS, INC.

BY: /s/ Michael G. Todd
        Michael G. Todd, President



/s/ Steve Hockersmith
STEVE HOCKERSMITH, AGENT FOR
UNIDENTIFIED PURCHASER